ACTION BY WRITTEN CONSENT

     The undersigned UNR ASBESTOS-DISEASE CLAIMS TRUST ("Trust"), acting by written consent pursuant to Sections 228 and 271 of the Delaware General Corporation Law, does hereby adopt the following resolutions effective December 17, 2002:

     WHEREAS, ROHN Industries, Inc. ("ROHN") has entered into an Asset Purchase Agreement dated November 27, 2002 (the "APA") pursuant to which ROHN and certain of its subsidiaries would sell substantially all the assets of ROHN (including any business conducted through subsidiaries) to PFrank LLC ("Platinum"), an affiliate of Platinum Equity LLC ("Platinum Equity"); and,

     WHEREAS, the Board of Directors of ROHN has determined that the transactions contemplated by the APA are fair and in the best interests of ROHN and its stockholders and creditors and has approved and adopted the sale of substantially all the assets of ROHN to Platinum upon the terms and subject to the conditions set forth in the APA; and,

     WHEREAS, the Board of Directors of ROHN has requested that the Trust, in its capacity as majority stockholder of ROHN, consent to the transactions contemplated by the APA in accordance with Delaware law; and,

     WHEREAS, the Trust, in its capacity as majority stockholder of ROHN, is willing, subject to the satisfaction of the six (6) conditions set forth in the resolutions that follow, to consent to the transactions contemplated by the APA;

     NOW, THEREFORE, BE IT

     RESOLVED, that the Trust, in its capacity as majority stockholder of ROHN, hereby consents to the transactions contemplated by the APA subject to the fulfillment of each of the following six (6) conditions: (i) the receipt by the Trust of a written recommendation by ROHN's Board of Directors to ROHN's stockholders of the sale of substantially all the assets of ROHN to Platinum upon the terms and subject to the conditions set forth in the APA; (ii) the receipt by the Trust of evidence in form and substance reasonably satisfactory to counsel to the Trust, that ROHN shall undertake the administration, and shall bear the costs and expenses of the administration, of the payments to be made to the stockholders of ROHN pursuant to clauses
     (iii) and (iv) below, such administration by ROHN to be without cost to, or reduction in the recovery to be received by, the ROHN stockholders; (iii) the lenders under the Credit Agreement dated as of March 8, 2001, as amended, among ROHN, certain ROHN subsidiaries, LaSalle National Bank, as administrative agent and joint lead arranger, and National City Bank, as syndication agent and joint lead arranger (the "Credit Agreement"), shall have entered into documentation, in form and substance reasonably satisfactory to counsel to the Trust, that provides for the recovery by the ROHN stockholders in connection with the transactions contemplated by the APA (including the tax refund expected to be realized by ROHN as a result thereof) of an aggregate amount of $3.25 million, such $3.25 million to be distributed after the Closing (as defined in the APA) by the lenders to the ROHN stockholders on a pari passu basis with any and all payments to be made under the Credit Agreement and on a pro rata basis based on the ratio that the $3.25 million (or any unpaid portion thereof) bears to any and all amounts then outstanding under the Credit Agreement; (iv) Platinum, Platinum Equity and/or the lenders under the Credit Agreement shall have entered into documentation, in form and substance reasonably satisfactory to counsel to the Trust, that provides for the further recovery by the ROHN stockholders in connection with the transactions contemplated by the APA of an aggregate amount of $250,000, such recovery to be in accordance with Section 170 of the Delaware General Corporation Law and to be distributed upon or immediately after the Closing (as defined in the APA) by the lenders to the ROHN stockholders on a proportionate basis; (v) the delivery to the Trust of an executed copy of the letter, dated November 22, 2002, from PricewaterhouseCoopers LLP to ROHN, regarding the tax refund(s) expected to be realized by ROHN in connection with the transactions contemplated by the APA; and
     (vi) the exchange of mutual releases with respect to the APA transactions between the Trust, on the one hand, and each of ROHN, the lenders under the Credit Agreement, Platinum and Platinum Equity, on the other hand, in form and substance reasonably satisfactory to counsel to the Trust, it being understood that ROHN is not authorized by this Action by Written Consent to consummate the transactions contemplated by the APA unless and until each of the above six (6) conditions has been satisfied; and, BE IT

     RESOLVED FURTHER, that the Trust, in its capacity as majority stockholder of ROHN, hereby consents, effective only upon consummation of the transactions contemplated by the APA after satisfaction of each of the six (6) conditions set forth in the prior resolution have been satisfied, to amend ROHN's Certificate of Incorporation to change ROHN's name to "Peoria Tower Corp." or such other name as shall be determined by ROHN's Board of Directors.

                                            UNR ASBESTOS-DISEASE CLAIMS TRUST


                                            By: /s/ John H. Laeri, Jr.
                                               ------------------------------
                                                     Name: John H. Laeri, Jr.
                                                     Title: Chairman